Exhibit 99.1

Investors Contact:	Media Contact:
Susan M. Mesco	Edie DeVine
NPS Pharmaceuticals, Inc.	WeissComm Partners
908-450-5516	415-946-1081
smesco@npsp.com	edevine@wcpglobal.com

NPS Pharmaceuticals Appoints Roger Garceau as Chief Medical Officer

Bedminster, New Jersey, December 3, 2008 – NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today announced the appointment of Roger J. Garceau M.D., FAAP as senior vice president, research and development and chief medical officer, effective December 11, 2008.  Dr. Garceau joins NPS from Sanofi-aventis, where he served in a number of senior leadership positions and brings over 20 years of broad pharmaceutical industry experience to his position.  Dr. Garceau replaces Alan G. Harris, M.D., Ph.D. who is leaving NPS for personal reasons, but remains as a scientific advisor to the Company.

“Roger brings great experience in clinical development, medical affairs and new product marketing that will be invaluable as we advance our late-stage development programs,  GATTEX and NPSP558,” said Francois Nader, M.D., president and chief executive officer of NPS.  “I have also known Roger professionally for many years and have full confidence in his ability to lead our R&D team and achieve our clinical development milestones.  I would like to thank Alan Harris for his contributions to NPS and his valuable leadership in the design and ultimate launch of two registration studies.  We wish him well in his future endeavors.”

Dr. Garceau joined Sanofi-aventis in 2002 and most recently served as vice president of the new products group. Prior to his recent position, Dr. Garceau held various positions including vice president clinical operations, interim head of North American medical and regulatory affairs, and head of U.S. medical research, where he lead a team of over 200 professionals and oversaw the design and execution of over 50 sponsored studies in five different therapeutic areas. Prior to his tenure at Sanofi-aventis, Dr. Garceau spent 16 years with Pharmacia Corporation in global development and medical affairs where he successfully contributed to a number of marketing applications.

Dr. Garceau is a board-certified pediatrician.  He received a bachelor of science in biology from Fairfield University in Fairfield, Connecticut and his doctorate of medicine from the University of Massachusetts Medical School.  He is a Fellow of the American Academy of Pediatrics.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing specialty therapeutics for gastrointestinal and endocrine disorders with high-unmet medical needs. The company is currently advancing two late-stage programs. Teduglutide, a proprietary analog of glucagon-like peptide-2, is in Phase 3 clinical development for intestinal failure associated with short bowel syndrome as GATTEX(TM) and in preclinical development for gastrointestinal mucositis and pediatric gastrointestinal conditions. NPSP558 (parathyroid hormone 1-84 (rDNA origin) injection) is in Phase 3 clinical development as a hormone therapy for hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes strategic partnerships with Amgen, GlaxoSmithKline, Kirin, and Nycomed. Additional information is available at http://www.npsp.com.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to NPS’s business include, but are not limited to, the risk of not successfully executing its preclinical and clinical studies and not gaining marketing approvals for GATTEX product candidates, as well as other factors expressed in NPS’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K/A and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

“NPS” and “NPS Pharmaceuticals” are the company’s registered trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

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